NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 27 April 2009

LADISH REPORTS NET SALES OF $105.7 MILLION FOR 1ST QUARTER 2009

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2009 first quarter sales of $105.7 million in comparison to $117.2 million of sales in the first quarter of 2008. The Company reported net income of $1.2 million, resulting in diluted earnings per share of $0.08 for the first quarter of 2009, versus a net income of $6.0 million, or $0.41 per share, in the same period of 2008.

Ladish will host a conference call on Tuesday, April 28, 2009 at 9:00 a.m. EDT to discuss the first quarter performance for 2009. The telephone number to call to participate in the conference call is (800) 925-2151.

(Dollars in thousands, except per share data)	For the Three Months Ended March 31
	2009	2008
Net sales	$105,739	$117,197
Cost of goods sold	98,415	102,376

Gross profit	7,324	14,821
SG&A expense	4,042	4,403

Operating income	3,282	10,418
Interest expense & other	1,279	848

Pretax income	2,003	9,570
Income tax provision	803	3,570
Noncontrolling interest in subsidiary earnings	--	17

Net income	$1,200	$5,983

Basic earnings per share	$0.08	$0.41
Basic weighted average shares outstanding	15,901,216	14,544,357
Diluted earnings per share	$0.08	$0.41
Diluted weighted average shares outstanding	15,901,247	14,547,570

more

LCI-09-04

NEWS

(Dollars in thousands)	March 31 2009	December 31 2008
Cash and cash equivalents	$2,891	$4,903
Accounts receivable, net	71,770	78,673
Inventory	122,455	129,307
Net PP&E	195,499	199,269
Other	97,218	97,314

Total assets	$489,833	$509,466

Accounts payable	$36,861	$39,020
Accrued liabilities	21,018	23,388
Senior bank debt	18,200	28,900
Senior notes	90,000	90,000
Pensions	71,184	70,825
Postretirement benefits	32,956	33,256
Equity	219,614	224,077

Total liabilities & equity	$489,833	$509,466

“Ladish results for the first quarter of 2009 reflect the decline in demand in the majority of markets we serve. The $105.7 million of net sales in the period were 9.8% lower than 2008 levels due to the production delays at the airframers and a significant slowdown on the industrial portion of our business,” says Kerry L. Woody, Ladish’s President and CEO. “Earnings in the quarter were decrementally impacted by the sales reduction. In 2009 we also experienced a number of additional challenges to earnings, which include a $2.9 million decline in by-product sales, a $1.1 million increase in pension expense, a $0.8 million charge for employment reductions and separations, a $0.6 million increase in depreciation, and $0.4 million in added interest. On a positive note, demand for helicopter components remains strong and we generated approximately $14 million in free cash flow in the first quarter which allowed us to reduce our short-term debt by over $10 million.”

“Looking forward for the remainder of 2009, we expect our markets to remain challenging as the world economy works its way through the current recession,” remarked Woody. “In response to this challenge, we will continue to drive cost-down actions to stay ahead of the downturn and direct our focus to the available opportunities. During the course of its 104-year history, Ladish has experienced a number of economic downturns and emerged from each one fully positioned to take advantage of the inevitable recovery which follows. We are confident that history will be repeated as we enter the recovery from the current environment.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-09-04